UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY           12106

(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On July 10, 2012, American Bio Medica Corporation (the “Company”) announced in a press release that it has entered into a Consent Decree with the U.S. Food and Drug Administration (“FDA”). As of the date of this report, the Consent Decree still must be approved by the United States District Court for the Northern District of New York.

Item 8.01      Other Events

Risk Factor Disclosure

Pursuant to the disclosure provided under Item 1.01, the Company is providing the following risk factor related to the Company’s business:

Any adverse changes in our regulatory framework could negatively impact our business, and we are currently operating under a Consent Decree with the U.S. Food and Drug Administration (FDA) related to selling our OralStat product in workplace settings.

Our urine point of collection products have received 510(k) marketing clearance from the FDA, and have therefore met FDA requirements for professional use. Our oral fluid point of collection products have not received 510(k) marketing clearance from the FDA. We have also been granted a CLIA waiver from the FDA related to our Rapid TOX product line. Workplace and Government are the Company’s primary markets, and it has been our belief (based on advice from FDA counsel) that marketing clearance from FDA is not required to sell our drug tests in non-clinical (i.e. non-medical) markets (such as workplace and criminal justice/law enforcement), but is required to sell our products in the clinical and over-the-counter (consumer) markets. We do not sell our oral fluid drug tests in clinical or over-the-counter (consumer) markets. In addition, there are many other oral fluid point of collection drug tests currently being sold in the Workplace market by our competitors, none of which have received FDA marketing clearance.

However, in July 2009, we received a warning letter from the FDA, which alleges we are marketing our point of collection oral fluid drug test, OralStat, in workplace settings without marketing clearance or approval (see Current Report on Form 8-K filed with the SEC on August 5, 2009).

The Company communicated to the FDA its belief (based on legal opinion) that marketing clearance was not required in non-clinical markets. FDA continued to disagree with the Company’s interpretation of FDA regulations related to medical devices, and the FDA continued to assert jurisdiction of drug testing performed in the workplace. The Company also advised FDA that it was willing to obtain marketing clearance but that specific technical and scientific issues existed when attempting to utilize FDA’s draft guidance for the Company’s OralStat (because the draft guidance was written for urine drug tests). Nevertheless, the Company and FDA were unable to reach a consensus on neither the jurisdiction issue nor the technical issues.

On July 10, 2012 the Company announced that it has entered into a Consent Decree with FDA. Under the terms of the Consent Decree, the Company will be allowed to continue to market its OralStat drug test in the workplace market while it takes action to obtain a 510(k) marketing clearance. More specifically, FDA will provide the Company with its most recent guidance on the clinical and analytical studies that need to be conducted to gather data in support of a 510(k) submission for OralStat. The Company will then have a total of 396 days to discuss protocols with FDA, complete its analytical and clinical studies and submit a substantially complete 510(k). The Company has agreed to withdraw the OralStat product from the workplace market if any of the following events occur: 1) the Company does not submit a substantially complete 510(k) within this specified time period, 2) the Company fails to submit additional information within time frames specified by FDA, 3) the Company withdraws its submission, or 4) the Company’s 510(k) submission results in FDA’s determination that the product is not substantially equivalent.

The cost of obtaining marketing clearance is expected to be material and incurring such cost will have a negative impact on the Company’s efforts to improve its performance and to achieve profitability. Furthermore, there can be no assurance that we will obtain marketing clearance from the FDA and as outlined in the Consent Decree, if we are unable to file our application within the time frame FDA requires, or if we are unable to obtain marketing clearance for the OralStat, we will be forced to stop selling the OralStat product in the Workplace market. Our point of collection oral fluid drug tests historically account for a material portion of our sales, with sales of oral fluid drug tests accounting for approximately 20% of our sales in the last two completed fiscal years (the majority of which were sales to the Workplace market). An inability to market and sell our point of collection oral fluid drug tests in the Workplace market will negatively impact our revenues.

Although we are currently unaware of any additional changes in regulatory standards related to any of our markets, if regulatory standards were to further change in the future, there can be no assurance that the FDA will grant the Company appropriate marketing clearances required to comply with the changes, if and when we apply for them. We will continue to take the necessary actions that will enable the Company to submit a marketing clearance application to the FDA, and/or any additional actions that may be required to address the jurisdictional question raised by our counsel.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1 Press Release dated July 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: July 10, 2012	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
EVP, Regulatory Affairs
Chief Compliance Officer
Corporate Secretary